Ernst & Young LLP
1800 One MONY Plaza                Phone:  315 425-8011
Syracuse, New York  13202          Fax:    315 422-5226



Consent of Independent Auditors


We consent to the incorporation by reference in this Annual
Report (Form 10-K) of Gleason Corporation of our report dated January 25, 1996, included in the 1995 Annual Report to Stockholders of Gleason Corporation.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 2-91656 and Form S-8 No. 33-62447) and the Registration Statement (Form S-3 No. 2-84220) of Gleason
Corporation of our report dated January 25, 1996, with respect to the consolidated financial statements of Gleason
Corporation and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended December
31, 1995.

                         Ernst & Young LLP


Syracuse, New York
March 25, 1996